SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

----------

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: May 23, 2013

ENSURGE, INC.
(Exact name of registrant as specified in charter)

NEVADA	33- 03275	87-0431533
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1046 East University
 Mesa, Arizona 85203
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (480) 459-5833.

Item 8.01 Other Events - Loan for Completion of Form 10K Annual Report

As previously reported, the Company successfully obtained a loan to complete filing of the Company’s December 31, 2012 Annual report on Form 10K and Quarterly report for the period ending March 31st.  Subsequent to the prior 8K Report, the Company filed those reports and the “e” on its trading symbol was removed.  The Company continues to be listed on the OTC Bulletin Board.

The Company further reports the following events since the last Form 8K, Form 10K, and Form 10Q filings:

The Company has acquired 80% of TransGlobal Gold Corp. in exchange for six million shares of the Company’s common stock.  TransGlobal is the holding company for planned mining operations in Guyana.  Through the acquisition of TransGlobal the Company will participate in land dredging operations less than fifteen miles from where the Company’s processing equipment is currently stored.  Of the six million shares issued in the acquisition, four million shares shall be held in escrow until total production has reached 300 aggregate ounces of combined precious metals.

Generally speaking, TransGlobal will function as a mine operator.  It will negotiate mine leases with land owners wherein the land owners will receive a percentage of production.  Some of the mine locations will have a history of production by other operators, while other locations will not have been mined as yet.

The Company issued sixteen million shares in consideration to various parties for assisting in obtaining a loan for continued OTC Bulletin Board listing, facilitating the protection of the Company from losing its listing on the Bulletin Board, and acquisition of TransGlobal Gold Corporation.  All but one million of these shares are subject to an eighteen month private restriction.

The Company issued two million shares to the Company’s CFO in consideration for his continued service as CFO and as the Company’s sole Director.  Additionally, the CFO has agreed to forgive all past executive compensation due.  Furthermore, he has also agreed to re-price any of his stock options that are below $.25 per share to $.25, and any options between $.25 to $.49 to a flat $.50

The Company hired Jamie Miller as the Company’s new President/CEO.  Mr. Miller is a former Vice President of Institutional Sales at Midland Walwyn/Merril Lynch and Vice President of Sales at CIBC Wood Gundy thereafter.  Over the past ten years Mr. Miller has focused his attention on personal investments and working as a private consultant.   Mr. Miller was issued one million four hundred and twenty thousand shares of common stock as part of his compensation package. He also has been granted warrants exercisable as follows: 1) 420,000 @ $0.125, 2) 420,000 @ $0.25, 3) 420,000 @ $0.375, 4) 142,000 @ $0.50, and 5) 1,420,000 @ $0.75.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit 10.1	Acquisition Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSURGE, INC.

Dated: June 18, 2013	By /s/ Jeff Hanks
Jeff Hanks, CFO